Exhibit 10.4
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 29, 2023 (the “Effective Date”), is made and entered into by and among Kennedy-Wilson, Inc. (the “Company”), Kennedy-Wilson Holdings, Inc. (“Holdings”) and Kent Y. Mouton (“Executive”). This Agreement supersedes and replaces in its entirety the Prior Agreement (as defined below).
WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of December 29, 2014 (as amended, the “Prior Agreement”); and
WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue such employment with the Company, upon and subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Term. Subject to the provisions for earlier termination hereinafter provided, Executive’s employment with the Company under this Agreement shall be for an initial term commencing on the Effective Date and ending on the second (2nd) anniversary thereof (the “Term”). For the avoidance of doubt, the provisions of Section 6 below shall survive any termination of the Term and/or this Agreement.
2.Position; Exclusivity; Principal Work Location.
(a)Position. During the Term, Executive shall serve as the Executive Vice President, General Counsel of the Company, reporting to the Chairman and Chief Executive Officer of the Company (currently William J. McMorrow) and shall perform such duties as are usual and customary for Executive’s position. At the Company’s request, Executive shall serve the Company and/or its subsidiaries or affiliates in such other capacities as the Company shall designate (without additional compensation). Executive agrees to observe and comply with the rules and policies of the Company, as in effect from time to time.
    (b)    Exclusivity. During the Term, Executive shall devote Executive’s best efforts and full business time and attention to the business and affairs of the Company, its subsidiaries and its affiliates. During the Term, unless provided otherwise pursuant to a prior unanimous written consent or approval by a majority of the Board of Directors of Holdings (“the Board”), Executive shall not (i) serve as an employee or consultant for any other entity, (ii) serve on the board of directors or similar body of any other entity, or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing, during the Term, it shall not be a violation of this Agreement for Executive to: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations or educational institutions, and (B) manage Executive’s personal investments (real estate or otherwise), in each case, so long as such activities do not violate Section 6, create a potential business or fiduciary conflict, or, individually or in the aggregate, materially interfere or conflict with the performance of Executive’s duties and responsibilities under this Agreement.
(c)    Principal Work Location. During the Term, except for travel to other locations as may be necessary to fulfill Executive’s duties and responsibilities hereunder, Executive shall perform the services required by this Agreement at the Company’s principal offices located in Beverly Hills, California (the “Principal Work Location”).
3.Compensation and Benefits; Expenses.

(a)Base Salary. During the Term, Executive shall receive a base salary (as may be adjusted from time to time, the “Base Salary”) of $800,000 per year (pro-rated for any partial year of service). The Base Salary shall be paid in installments in accordance with the Company’s customary payroll practices, as in effect from time to time, but no less often than monthly. The Base Salary shall be reviewed no less often than annually by the Compensation Committee of the Board (the “Committee”).
(b)Annual Bonus. For each fiscal year of the Company ending during the Term, Executive shall be eligible to earn a cash performance bonus (an “Annual Bonus”) based on the attainment of Company and/or individual performance objectives that are determined by the Committee in its discretion. The actual amount of any Annual Bonus shall be determined by reference to the attainment of the applicable performance objectives, as determined by Committee in its sole discretion. Any Annual Bonus shall be paid at such times as annual bonuses are generally paid to other similarly-situated employees of the Company generally for the fiscal year in which such Annual Bonus was earned (but in no event later than March 15th of the calendar year following the calendar year to which such Annual Bonus relates), subject to and conditioned upon Executive’s continued employment through (and Executive’s not having given notice of intent to resign prior to) the applicable payment date.
(c)Equity Awards. During the Term, Executive shall be eligible for grants of equity awards covering Holdings common stock under the Holdings Second Amended and Restated 2009 Equity Participation Plan or any other applicable equity plan maintained by Holdings from time to time, subject to vesting and other terms and conditions determined by the Committee, in its sole discretion. Nothing in this Agreement will be construed to give Executive any right to any particular award, or any amount or type of any such award, except as provided in an award agreement between Holdings and Executive that is authorized by the Committee and, if required, approved by the Board.
(d)Benefits. During the Term, Executive will be eligible to participate in the health, welfare and retirement benefit plans and programs (including any applicable medical, dental, disability, accidental death and dismemberment and life insurance plans and programs and paid-time-off and vacation programs) maintained by the Company for the benefit of its similarly-situated executives from time to time, subject to the terms and conditions of such plans and programs. Nothing contained in this Section 3(d) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain, or restrict the Company’s ability to amend or terminate, any health, welfare, retirement or other benefit plan or program at any time.
(e)Expenses. During the Term, Executive shall be entitled to reimbursement for all reasonable and necessary business expenses properly incurred by Executive in the performance of Executive’s services hereunder in accordance with the policies, practices and procedures generally applicable to similarly-situated executives of the Company, as in effect from time to time (subject to Executive’s proper substantiation of such expenses).
4.Termination of Employment.
(a)Death. Executive’s employment with the Company shall terminate automatically upon Executive’s death during the Term.
(b)Termination Due to Disability. Executive’s employment hereunder may be terminated by the Company due to Executive’s Disability.
(c)Cause. Executive’s employment hereunder may be terminated at any time by the Company, for Cause (as defined below) or without Cause, in accordance with the terms of this Agreement.
(d)Resignation for Good Reason. Executive may voluntarily terminate Executive’s employment hereunder for Good Reason (as defined below).
(e)Without Good Reason. Executive may voluntarily terminate Executive’s employment with the Company hereunder without Good Reason by delivery of a written notice of resignation to the Company setting forth the date of resignation and giving at least thirty (30) days’

advance notice of such resignation. Notwithstanding the foregoing, in the event that Executive terminates his employment without Good Reason, the Company may, in its sole discretion waive all or any portion of Executive’s resignation notice period (without payment in lieu thereof).
(f)Certain Definitions. For purposes of this Agreement:
(i)“Cause” shall mean: (A) Executive is convicted of, after the exhaustion of all appeals, or pleading guilty or nolo contendere to a charge of the commission of a felony involving moral turpitude; (B) Executive has engaged in gross neglect or willful misconduct in carrying out Executive’s duties, which is reasonably expected to result in material economic or material reputational harm to the Company; (C) Executive materially breaches of any material provision of this Agreement which results in or is reasonably expected to result in a material economic or material reputational harm to the Company or (D) Executive materially violates the Company’s code of conduct or any other Company policy, which results in or is reasonably expected to result in a material economic or material reputational harm to the Company. No act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution adopted by the Board or upon the instructions of the Board, or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. In order to invoke a termination for “Cause” the Company must provide written notice to Executive of the existence of such grounds within thirty (30) days following the Company’s knowledge of the existence of such grounds, specifying in reasonable detail the grounds constituting Cause, and Executive shall have thirty (30) days following receipt of such written notice during which Executive may remedy the ground if such ground is reasonably subject to cure (the “Cure Period”). Notwithstanding the foregoing, in the event that Executive commences to cure the breach within the Cure Period, and the breach is susceptible to cure but cannot reasonably be cured within the Cure Period, the Cure Period shall continue for so long as Executive diligently prosecutes the cure to completion, and Executive shall not be considered in breach during such extended Cure Period.
(ii)“Disability” shall mean Executive’s physical or mental disability to the extent that Executive becomes disabled for more than one hundred twenty (120) consecutive days or one hundred eighty (180) days in the aggregate in any twelve (12) month period; provided however, that if Executive disputes that Disability has occurred, the Company and Executive shall jointly select a doctor to examine Executive, and if the Company and Executive cannot agree on a doctor, each party shall select one (1) doctor who shall jointly select a third (3rd) doctor to examine Executive.
(iii)“Good Reason” shall mean, without Executive’s prior written consent: (A) the Company instructs Executive to work full-time or substantially full-time at any location that is not acceptable to Executive (other than the Principal Work Location or any other Company headquarters within twenty (20) miles of the Principal Work Location, other than temporary travel as necessary to fulfill Executive’s duties and responsibilities hereunder; (B) a material reduction in Executive’s Base Salary (other than in connection with an across-the-board reduction in base salaries for all or substantially all similarly-situated executives of the Company); or (C) any material breach of this Agreement by the Company (for clarity, a change in Executive’s title (or corresponding change in his duties and responsibilities) shall not constitute a material breach of this Agreement for purposes of this clause (C). Notwithstanding the foregoing, a resignation shall only be for Good Reason if Executive provides the Company with written notice thereof within ninety (90) days after the initial occurrence of an event allegedly constituting Good Reason, the Company fails to cure such event within thirty (30) days after receipt of such notice and Executive’s resignation occurs within one (1) year after the initial occurrence of such event.
(iv)“Qualifying Termination” shall mean a termination of Executive’s employment with the Company (i) by the Company without Cause or (ii) due to Executive’s resignation for Good Reason.
5.Company and Executive Obligations upon Termination.

(a)Accrued Obligations. In the event that Executive’s employment under this Agreement terminates during the Term for any reason (the date of any such termination, the “Termination Date”), Executive will be entitled to: (i) any earned but unpaid Base Salary through the Termination Date, (ii) unreimbursed business expenses incurred prior to the Termination Date that are reimbursable in accordance with Section 3(e) above, and (iii) vested benefits (if any) due to Executive under any employee benefit plans or programs of the Company (collectively, the “Accrued Obligations”). The Accrued Obligations described in the foregoing clauses (i) and (ii) shall be paid to Executive within thirty (30) days after the Termination Date (or such earlier date as required by applicable law), and the Accrued Obligations described in the foregoing clause (iii) shall be governed by and paid or provided in accordance with the terms and conditions of the applicable plans and programs.
(b)Qualifying Termination. If, during the Term, Executive incurs a Qualifying Termination, then subject to and conditioned upon Executive’s timely execution and non-revocation of a general release of claims in a form prescribed by the Company (the “Release”) which becomes effective and irrevocable no later than sixty (60) days following the Termination Date and Executive’s continued compliance with the provisions of Section 6 hereof, the Company shall pay or provide to Executive the following (in addition to the Accrued Obligations):
(i)The Company shall continue to pay to Executive amounts equal to Executive’s then-current Base Salary (which, in the event of a resignation by Executive for Good Reason due to a material reduction in Executive’s Base Salary, shall be the Base Salary in effect immediately prior to such reduction) (the “Continued Salary Severance”) during the period commencing on the Termination Date and ending on the last day of the then-current Term (the “Severance Period”). The Company shall pay the Continued Salary Severance in substantially equal installments in accordance with the Company’s customary payroll practices during the Severance Period; provided, that no such payments shall be made prior to the date on which the Release becomes effective and irrevocable and, if the aggregate period during which Executive is entitled to consider and/or revoke the Release spans two (2) calendar years, no Continued Salary Severance payments shall be made prior to the beginning of the second (2nd) such calendar year (and any payments otherwise payable prior thereto shall instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year or, if later, the first regularly scheduled Company payroll date occurring after the Release becomes effective and irrevocable (in either case, the “First Payroll Date”)).
(ii)The Company shall pay to Executive a lump sum payment (the “Lump Sum Severance”) equal to (A) two (2) times the Average Compensation less (B) an amount equal to the Continued Salary Severance, payable in a single lump sum cash payment on the First Payroll Date. For purposes of this Agreement, “Average Compensation” is the average of the sum of Executive’s actual (x) Base Salary (which, in the event of a resignation by Executive for Good Reason due to a material reduction in Executive’s Base Salary, shall be the Base Salary in effect immediately prior to such reduction) and (y) Annual Bonus, in each case, for the three (3) fiscal years ending immediately prior to the fiscal year in which the Qualifying Termination occurs. For the avoidance of doubt, in no event shall the sum of the Lump Sum Severance plus the Continued Salary Severance exceed two (2) times the Average Compensation.

(iii)Subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), during the period commencing on the Termination Date and ending on the later of (A) the last day of the Term or (B) the eighteen (18)-month anniversary of the Termination Date, or, if earlier, the date on which Executive becomes covered by a group health insurance program provided by a subsequent employer (in any case, the “COBRA Period”), the Company shall, at the Company’s election, either pay directly or reimburse Executive for Executive’s and Executive’s eligible dependents’ coverage under its group health plans at the same levels and the same cost to Executive as would have applied if Executive’s employment had not been terminated based on Executive’s elections in effect on the Termination Date, provided, however, that if the Company is unable to continue to cover Executive under such group health plans (including without limitation, as a result of the expiration of Executive’s COBRA eligibility, because the Company would incur penalties due to the applicable plan being “self-insured” and/or pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in any case, an amount equal to each remaining Company subsidy shall thereafter be paid in substantially equal installments on the Company’s regular payroll dates or reimbursed, upon submission of proof of payment by Executive, to Executive over the COBRA Period (or the remaining portion thereof).
(iv)Each stock option, award of restricted stock units, and other equity award covering shares of Holdings common stock that is outstanding as of the Termination Date (collectively, “Equity Awards”) will vest in full and, as applicable, become exercisable, and restrictions thereon shall lapse on the Termination Date.
(c)Termination due to Death or Disability. If, during the Term, Executive incurs a termination due to death or Disability, then subject to and conditioned upon Executive’s (or Executive’s estate’s) timely execution and non-revocation of the Release which becomes effective and irrevocable no later than sixty (60) days following the Termination Date and Executive’s continued compliance with the provisions of Section 6 hereof, the Company shall pay or provide to Executive (or Executive’s estate) the following (in addition to the Accrued Obligations):
(i)The Company shall pay to Executive an amount equal to the greater of (A) the sum of (x) an amount equal to the Continued Salary Severance plus (y) the amount of Annual Bonus paid to Executive for the fiscal year immediately preceding the fiscal year in which the Termination Date occurs, or (B) such other amount as the Committee may determine in its sole discretion (such greater amount, the “Death or Disability Severance”). The Company may, in its sole discretion, pay for the Death or Disability Severance either in a single lump sum cash payment on the First Payroll Date or satisfy the Death or Disability Severance through the proceeds from one or more insurance policies, the premiums of which shall be paid by the Company. Executive acknowledges that in furtherance of the foregoing and in discharge of its obligations to make the Death or Disability Severance, the Company may purchase and pay the premiums for one or more insurance policies (disability, life or otherwise), with the beneficiary being Executive, and Executive hereby consents to such insurance and agrees to submit to any medical examinations and release of medical records required to obtain such insurance.
(ii)Each Equity Award will vest in full and, as applicable, become exercisable, and restrictions thereon shall lapse on the Termination Date.
(d)Other Terminations. If Executive’s employment terminates for any reason not described in Sections 5(b) or (c) above, the Company will pay or provide to Executive only the Accrued Obligations in accordance with Section 5(a).
(e)Termination of Offices and Directorships; Full Settlement. Upon termination of Executive’s employment for any reason, unless otherwise specified in a written agreement between Executive and the Company, Executive shall be deemed to have resigned from all offices, directorships, and other employment positions then held with the Company or its affiliates and shall take all actions reasonably requested by the Company to effectuate the foregoing. Except as expressly provided in this Agreement, the Company shall have no further obligations, and Executive shall have no further rights or entitlements, in connection with or following Executive’s termination of employment.

(f)Return of Property. Upon termination of Executive’s employment for any reason (or such earlier date as may be required by the Company), Executive shall return to the Company (i) all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in Executive’s possession or control, and (ii) all documents and copies, including hard and electronic copies, of documents in Executive’s possession relating to any confidential information of the Company and its affiliates including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing.
6.Covenants. To protect the trade secrets and Confidential Information of the Company, Holdings, their affiliates and their respective customers and clients that have been and will be entrusted to Executive, the business goodwill of the Company, Holdings and their respective affiliates (collectively, the “Company Group”) that will be developed in and through Executive and the business opportunities that will be disclosed or entrusted to Executive by the Company Group, and as an additional incentive for the Company to enter into this Agreement, Executive agrees as follows:
(a)Confidentiality. Executive acknowledges that it is the policy of the Company to maintain as secret and confidential (i) all valuable and unique information, (ii) other information heretofore or hereafter acquired by the Company Group and deemed by it to be confidential, and (iii) information developed or used by Company Group relating to the business, operations, employees and/or customers of the Company Group including, but not limited to, any employee information (all such information described in clauses (i), (ii) and (iii) above, other than information which is (w) known by Executive as a result of Executive’s extensive experience in the business generally and not specific to the Company Group, (x) known to the public or becomes known to the public through no fault of Executive, (y) received by Executive on a non-confidential basis from a person that is not bound by an obligation of confidentiality to the Company Group, or (z) in Executive’s possession prior to receipt from the Company Group, as evidenced by Executive’s written records, is hereinafter referred to as “Confidential Information”). The parties recognize that the services to be performed by Executive pursuant to this Agreement are special and unique and that by reason of Executive’s employment by the Company, Executive has acquired and will acquire Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company Group. Accordingly, Executive shall not, at any time during or after the Term, except in the proper performance of Executive’s duties under this Agreement, directly or indirectly, without the prior written consent of the Company, disclose to any Person (as defined below) other than the Company Group, whether or not such Person is a competitor of the Company Group, and shall use Executive’s best efforts to prevent the publication or disclosure of any Confidential Information obtained by, or which has come to the knowledge of, Executive prior or subsequent to the date hereof. “Person” shall mean any individual, corporation, limited liability company, partnership, firm, or other business of whatever.
(b)Certain Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained herein shall prohibit Executive from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. National Labor Relations Board or the U.S. Department of Justice) without seeking permission from the Company for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, (iii) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, and/or (iv) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful. Pursuant to 18 USC Section 1833(b), (x) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (y) and if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law Executive may disclose a trade secret to the attorney of Executive and use the trade secret information in the court proceeding, if Executive (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.
(c)Non-Competition. During the Term, Executive agrees that Executive will not, except with the written prior consent of the Board or as otherwise permitted under Section 2(b), directly or indirectly, own, manage, operate, control, be employed by (whether as a proprietor, partner, shareholder, principal, agent, employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any Person engaged in competition with the Company Group, in the same or similar business engaged in by any member of the Company Group, or in any other material business in which any member of the Company Group has or is planning to be engaged in the future, or which would result in using or revealing any trade secrets or Confidential Information of the Company Group.
(d)Non-Solicitation of Company Personnel. During the Term and for a period of twelve (12) months immediately following the Termination Date, Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other individual or entity: (i) solicit or attempt to solicit for employment or hire any Company Personnel in any capacity; (ii) entice or induce any Company Personnel to leave his or her or their employment with the Company Group; or (iii) otherwise negatively interfere with the Company Group’s relationship with any Company Personnel. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that Executive may publish without targeting any Company Personnel shall not be considered a violation of this Section 6(d). “Company Personnel” means any individual or entity who is or was at any time during the six-month period prior to Executive’s solicitation or other activity prohibited by this Section 6(d), employed or engaged (whether as an employee, consultant, independent contractor or in any other capacity) by the Company Group.
(e)Non-Solicitation of Company Customer. During the Term, Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other individual or entity: (i) solicit business from, or offer to provide products or services that are similar to any product or service provided or that could be provided by the Company or that are otherwise competitive with the Business to, any Company Customer; (ii) cause or encourage any Company Customer to reduce or cease doing business with the Company, or (iii) otherwise negatively interfere with the Company Group’s relationships with any Company Customer. “Business” means any business or part thereof that acquires, develops, invests in, provides financing for, or manages commercial real estate. “Company Customer” means any individual or entity who (x) is, or was at any time during the one year period prior to Executive’s solicitation or other activity prohibited by this Section 6(e), a customer, tenant, client, joint venture partner, limited partner, financing source (lender or otherwise), capital partner, vendor or other party doing business with the Company Group of whom Executive learned, with whom Executive had business contact or about whom Executive obtained Confidential Information at any time during Executive’s employment with the Company Group, or (y) is a prospective customer, tenant, client, joint venture partner, limited partner, financing source (lender or otherwise), capital partner, vendor or other party doing business with the Company Group of whom Executive learned, with whom Executive had business contact, or about whom Executive obtained Confidential Information as part of a solicitation of business on behalf of the Company Group at any time during the one year period prior to the Termination Date.
(f)Non-Disparagement. During the Term and thereafter, Executive agrees not to make derogatory, disparaging or negative statements, whether orally, written or otherwise, about this Agreement, the Company Group or any of their respective services, products or practices, or any of their respective directors, managers, officers, employees, agents, representatives, members or stockholders. Notwithstanding the foregoing, nothing in this agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

(g)Interpretation. If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
(h)Remedies. The Executive acknowledges and understands that Sections 6(a), (c) (d), (e) and (f) of this Agreement are of a special and unique nature, the breach of which cannot be adequately compensated for in damages by an action at law, and that any breach or threatened breach of such provisions would cause the Company irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Executive from such breach without the need to post bond therefor. Nothing contained in this Section 6 shall be construed as prohibiting the Company from pursuing, or limiting the Company’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive.
(i)Continuing Operation; Survival. None of the termination of Executive’s employment, the Term or this Agreement will have any effect on the continuing operation of this Section 6, and this Section 6 shall continue to apply in accordance with their respective terms during and after Executive’s employment with the Company, whether or not any other provisions of this Agreement remain in effect at such time.
7.Successors. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
8.Notices. All notices, demands and other communications provided under this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally, by reputable overnight courier or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
At Executive’s last known address
evidenced on the Company’s
payroll records.

If to the Company:

Kennedy-Wilson, Inc.
151 S. El Camino Drive
Beverly Hills, CA 90212
Attn: Regina Finnegan
Email: rfinnegan@kennedywilson.com

With a copy (which copy shall not constitute notice) to:

Kennedy-Wilson, Inc.
151 S. El Camino Drive
Beverly Hills, CA 90212
Attn: In Ku Lee
Email: ilee@kennedywilson.com

or to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.
9.Section 409A.

(a)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 9(a) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to create any liability on the part of the Company for any failure to do so. Executive shall be solely liable for any taxes imposed on Executive under or by operation of Section 409A, and in no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, penalties or interest imposed under or by operation of Section 409A.
(b)Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
(c)Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Executive during the six (6)-month period following Executive’s “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest). All payments of nonqualified deferred compensation subject to Section 409A payable upon Executive’s termination of employment under this Agreement may only be paid upon Executive’s “separation from service” with the Company (within the meaning of Section 409A). References in this Agreement to Executive’s “termination of employment” and like terms and phrases shall be interpreted to refer to Executive’s “separation from service” with the Company (within the meaning of Section 409A) to the extent necessary to give effect to the preceding sentence.
10.Section 280G.
(a)Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in any other plan, arrangement or agreement, then such remaining Total Payments shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(b)For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
11.Withholding. The Company and its affiliates may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
12.Amendment; Waiver; Survival. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.
13.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.
14.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
15.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
16.Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.
17.Entire Agreement. This Agreement, together with any agreements referenced herein and any agreements between Holdings and Executive memorializing outstanding equity awards), sets forth the final and entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by Holdings and/or the Company and Executive, or any representative of Holdings and/or the Company or Executive, with respect to the subject matter hereof (including, without limitation, the Prior Agreement, which is hereby terminated, effective as of the Effective Date).
18.Further Assurances. The parties hereby agree, without further consideration, to execute and deliver such other instruments and to take such other action as may reasonably be required to effectuate the terms and provisions of this Agreement.

20.    Representations. Executive hereby represents and warrants to the Company that (a) Executive is entering into this Agreement voluntarily and that the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, and (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date written above.

KENNEDY-WILSON, INC.

By:_/s/ In Ku Lee________________________
Name: In Ku Lee
Title: EVP

KENNEDY-WILSON HOLDINGS, INC.

By:_/s/ In Ku Lee________________________
Name: In Ku Lee
Title: EVP

EXECUTIVE

_/s/ Kent Y. Mouton_______________________
Kent Y. Mouton